Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FitLife Brands, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of FitLife Brands, Inc. (the “Company”) of our report dated March 26, 2021, with respect to the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K. The Registration Statement is in connection with the Company’s 2019 Omnibus Equity Incentive Plan.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

June 25, 2021